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Exhibit 5.6

January 31, 2008

Consent of V. Spring

        In connection with Silver Wheaton Corp.'s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the "Registration Statement"), I, Velasquez Spring, Senior Geologist with Watts, Griffis and McOuat Limited, hereby consent to the use of my name in connection with references to my involvement in the preparation of resource and reserve estimates with respect to the San Dimas Mine and the Yauliyacu Mine and to my involvement in the preparation of technical reports entitled "A Technical Review on the Yauliyacu Lead/Zinc Mine, Junin Province, Perú for Silver Wheaton Corp." dated April 10, 2006 and "An Audit of the Mineral Reserves/Resources Tayoltita, Santa Rita and San Antonio Mines as of December 31, 2006 for Silver Wheaton Corp." dated March 15, 2007 (the "Technical Information") and to references to the Technical Information, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of information derived from the Technical Information in the Registration Statement.

Yours truly,

/s/ Velasquez Spring Velasquez Spring

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Consent of V. Spring